Exhibit 99.1

Dermira Reports Second Quarter 2017 Financial Results and Provides Corporate Update

-	sBLA for CIMZIA® (certolizumab pegol) submitted to FDA

-	Submission of NDA for glycopyrronium tosylate on schedule for second half of 2017

-	Guidance for Phase 3 olumacostat glasaretil topline results updated to first quarter of 2018

MENLO PARK, Calif., August 7, 2017 – Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions, today reported financial results for the quarter ended June 30, 2017 and provided an update on its clinical development programs.

“We are committed to bringing differentiated therapies to market to help treat patients who suffer from chronic skin conditions, and great momentum continues across all aspects of our business toward this objective,” said Tom Wiggans, chairman and chief executive officer of Dermira. “I’m delighted that we are one step closer to potentially bringing a new option to the market for patients suffering from moderate-to-severe chronic plaque psoriasis, with the recent CIMZIA regulatory submissions to the FDA and EMA. Additionally, with enrollment in our acne studies going well, we look forward to announcing topline results from our phase 3 studies in the first quarter of 2018.”

Operational Highlights and Clinical Pipeline Update

•	In July 2017, UCB and Dermira announced the submission of a supplemental Biologics License Application (sBLA) to the U.S. Food and Drug Administration (FDA) for CIMZIA (certolizumab pegol) for the treatment of moderate-to-severe chronic plaque psoriasis. Separately, UCB also submitted a regulatory filing with the European Medicines Agency (EMA). Both regulatory filings seek to expand the approved indications for CIMZIA to include treatment of adult patients with moderate-to-severe chronic plaque psoriasis.

•	In June 2017, Dermira announced that findings from nonclinical studies evaluating the mechanism of action for olumacostat glasaretil (formerly DRM01) were published in the Journal of Investigative Dermatology (JID).

•	In May 2017, Dermira sold $287.5 million aggregate principal amount of 3.00% convertible senior notes due 2022 in a private placement to qualified institutional buyers and received net proceeds of approximately $278.2 million, after deducting discounts of $8.6 million and estimated issuance costs of $0.7 million.

Financial Highlights

Second Quarter 2017 Financial Results

•	For the quarter ended June 30, 2017, Dermira reported a net loss of $38.6 million, compared with a net loss of $27.8 million for the same period in 2016.

•	Total operating expenses for the quarter ended June 30, 2017 were $39.6 million, compared to $28.0 million for the second quarter of 2016.

•	Research and development expenses for the second quarter of 2017 were $26.0 million, compared to $21.7 million for the comparable prior-year period. This increase was primarily due to an increase in clinical trial activities for the company’s olumacostat glasaretil product candidate related to the Phase 3 program, partially offset by a reduction in clinical trial activities for the CIMZIA and glycopyrronium tosylate product candidates, which completed patient enrollment in their respective Phase 3 clinical trials in 2016.

•	General and administrative expenses for the second quarter of 2017 were $13.6 million, compared to $6.4 million for the comparable prior-year period. This increase was primarily driven by higher personnel-related and commercial readiness expenses.

•	As of June 30, 2017, Dermira had cash, cash equivalents and short- and long-term investments of $695.9 million and 41.6 million common shares outstanding.

Key Milestones and Expectations

•	Submit a New Drug Application (NDA) to the FDA for glycopyrronium tosylate for the treatment of primary axillary hyperhidrosis in the second half of 2017. Management anticipates that the submission to and communication from the FDA will both occur in the second half of 2017. The company plans to announce the status of the submission upon receipt of communication from the FDA regarding the acceptability of the filing.

•	Complete enrollment of the Phase 3 clinical trials, CLAREOS-1 and CLAREOS-2, investigating the safety and efficacy of olumacostat glasaretil in patients with acne vulgaris in the fourth quarter of 2017, and announce topline results from these trials in the first quarter of 2018.

•	Management reiterates its previously issued financial guidance for full year 2017, including expected collaboration and license revenue of approximately $4.3 million and operating expenses of $165.0-175.0 million, which includes estimated stock-based compensation expense of approximately $20.0 million.

About Dermira

Dermira is a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions. Dermira is committed to understanding the needs of both patients and physicians and using its insight to identify and develop leading-edge medical dermatology programs. Dermira’s pipeline includes three late-stage product candidates that could have a profound impact on the lives of patients: CIMZIA® (certolizumab pegol), for which marketing applications have been submitted for potential approval for the treatment of moderate-to-severe chronic plaque psoriasis, in collaboration with UCB Pharma S.A.; glycopyrronium tosylate (formerly DRM04), which has completed a Phase 3 program for the treatment of primary axillary hyperhidrosis (excessive underarm sweating); and olumacostat glasaretil (formerly DRM01), in Phase 3 development for the treatment of acne vulgaris. Dermira is headquartered in Menlo Park, Calif. For more information, please visit www.dermira.com.

In addition to filings with the Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts, Dermira uses its website (www.dermira.com) and LinkedIn page (https://www.linkedin.com/company/dermira-inc-) as channels of distribution of information about its company, product candidates, planned financial and other announcements, attendance at upcoming investor and industry conferences and other matters. Such information may be deemed material information and Dermira may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Dermira’s website and LinkedIn page in addition to following its SEC filings, press releases, public conference calls and webcasts.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements with respect to: the completion of enrollment of, and timing expectations for the receipt and announcement of topline results from, Dermira’s CLAREOS-1 and CLAREOS-2 trials; Dermira’s ability to bring a new option to the market for patients suffering from moderate-to-severe chronic plaque psoriasis; the timing and submission of an NDA to the FDA for glycopyrronium tosylate and expected timing of communication from the FDA regarding the acceptability of the filing; expansion of the approved indications for CIMZIA to include treatment of adult patients with moderate-to-severe chronic plaque psoriasis; and estimates of 2017 collaboration and license revenue, operating expenses and stock-based compensation expense. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the design, implementation and outcome of Dermira’s clinical trials; Dermira’s dependence on third-party clinical research organizations, manufacturers and suppliers; the outcomes of future meetings with regulatory agencies; Dermira’s ability to attract and retain key employees; Dermira’s ability to obtain necessary additional capital; and Dermira’s ability to continue to stay in compliance with applicable laws and regulations. You should refer to the section entitled “Risk Factors” set forth in Dermira’s Annual Report on Form 10-K, Dermira’s Quarterly Reports on Form 10-Q and other filings Dermira makes with the SEC from time to time for a discussion of important factors that may cause actual results to differ materially from those expressed or implied by Dermira’s forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this press release. Dermira undertakes no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:

Erica Jefferson

Senior Director, Head of Corporate Communications

650-421-7216

erica.jefferson@dermira.com

Investors:

Ian Clements, Ph.D.

Vice President, Investor Relations

650-422-7753

investor@dermira.com

Robert H. Uhl

Westwicke Partners

Managing Director

858-356-5932

robert.uhl@westwicke.com

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Dermira, Inc.

Selected Consolidated Statements of Operations Data

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Collaboration and license revenue	$1,066	$—	$2,132	$—
Operating expenses:
Research and development (1)	25,978	21,668	45,838	44,522
General and administrative (1)	13,587	6,373	24,913	12,274

Total operating expenses	39,565	28,041	70,751	56,796

Loss from operations	(38,499)	(28,041)	(68,619)	(56,796)
Interest and other income, net	1,253	286	1,864	605
Interest expense	(1,320)	—	(1,320)	—

Net loss	$(38,566)	$(27,755)	$(68,075)	$(56,191)

Net loss per share, basic and diluted	$(0.93)	$(0.89)	$(1.73)	$(1.84)

Weighted-average common shares used to compute net loss per share, basic and diluted	41,552,784	31,088,757	39,432,973	30,534,694

(1) Amounts include stock-based compensation expense as follows:
Research and development	$2,018	$990	$3,814	$1,944
General and administrative	3,086	1,471	5,905	3,111

Total stock-based compensation expense	$5,104	$2,461	$9,719	$5,055

Dermira, Inc.

Selected Consolidated Balance Sheets Data

(in thousands)

	June 30, 2017	December 31, 2016
Cash and cash equivalents and investments	$695,947	$276,493
Working capital	670,107	248,999
Total assets	707,788	312,601
Convertible notes, net	278,468	—
Additional paid-in capital	690,785	497,718
Accumulated deficit	(318,207)	(250,132)
Total stockholders’ equity	372,409	247,370